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                                                                   Exhibit 10.39

                  SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

                        Quinton Cardiology Systems, Inc.
                       Non-Employee Director Compensation

2004  COMPENSATION:

Board Meeting Fee                       =     $1,250
Committee Meeting Fee                   =     $500 Additional
Committee Chair                         =     $750 Additional ($1,250 total)

Telephonic Meetings = 60% of Regular Meeting Fees

Initial Stock Option Grant (Upon appointment)       = 10,000 shares
Additional Annual Stock Option Grants               =   5,000 shares
Special One-Time Stock Option Grant in 2004         =  10,000 shares

2005 COMPENSATION:

The cash compensation amounts to be received by non-employee directors will increase by 10% effective March 1, 2005.


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